Exhibit 10.69

STRICTLY PRIVATE AND CONFIDENTIAL

March 22, 2016

Aemetis Advanced Fuels Goodland, Inc.
20400 Stevens Creek Boulevard
Suite 700
Cupertino, CA
95014

Attention:                      Mr. Eric McAfee
President & CEO

Dear Sirs:

Re:
Letter of intent for the purchase of certain property, plant and equipment situated on approximately 94.8 acres in Goodland, Kansas (the “Goodland Plant”) from Third Eye Capital Corporation, in its capacity as attorney-in-fact for New Goodland Energy Center, LLC (the "Vendor") by Aemetis Advanced Fuels Goodland, Inc. or such other subsidiary of Aemetis Inc. formed for the purchase of the Goodland Plant (collectively, the "Purchaser" or “AAFG”)

This letter (the “Letter of Intent”) confirms our understanding of the terms of the purchase and sale of the Goodland Plant, as more particularly described in paragraph 1 below (the "Purchased Assets"). It is our understanding that the contemplated purchase transaction (the "Transaction") will be substantially on the basis set out herein; it is understood and agreed that the terms of the Transaction will be definitively set out in an agreement of purchase and sale as described in paragraph 4 below and that this Letter of Intent shall be a binding agreement upon you or us, except to the extent otherwise specifically provided herein.

The terms of our understanding are as follows:

1.	Description of Purchased Assets

(a)	The Purchased Assets consist of the Purchaser’s right, title and interest in, to and under the following:

(i)	all real property of the Vendor as set out in Schedule “A” hereto, including, without limitation, loading, storage, transportation and other facilities located in Sherman County, Kansas; and

(ii)
all other assets, property and undertakings of the Vendor in connection with the Goodland Plant, including, without limitation, any and all supplies, parts, leases, licenses, software, contracts, instruments and agreements.

(b)	The Purchaser will receive all rights, benefits, claims, covenants, obligations, powers, and duties of the Vendor in respect of the Purchased Assets.

2.	Purchase Price and Assumption of Debt

The purchase price for the Purchased Assets will be $15,000,000 (the "Purchase Price"), which will be satisfied through the assumption by the Purchaser of $15,000,000 of debt (the “Assumed Debt”), previously owing by New Goodland Energy Center to Third Eye Capital Corporation and certain other lenders.  The Assumed Debt shall be recourse only to the Purchaser, and not to any other affiliate, including Aemetis Inc., which owns 100% of the Purchaser.  Interest and repayment terms for the Assumed Debt shall include:

(i)	No interest for the first year; thereafter at the rate of 12% per annum, payable monthly in arrears;
(ii)	Repayment at any time, with final maturity in three years (“AAFG Maturity”); and
(iii)	Mandatory repayment from proceeds of insurance, EB-5 program filed for the benefit of AAFG, any asset sales, any sale of equity in AAFG, and 100% of free cash flow from AAFG.

3.	Acknowledgement of Financing

The Purchaser acknowledges and agrees that in addition to the Assumed Debt, Purchaser will receive financing through the issuance of up to $29,000,000 senior secured notes (the “Financing”) in favour of Third Eye Capital Corporation, as agent for certain noteholders (the “Agent”), of which (i) up to $4,000,000 will be made available under a working capital facility, at the Agent’s sole discretion, except that advances shall be permitted for the purposes of paying taxes, utilities, insurance and costs of employees and contractors at the Goodland Plant, acceptable to the Agent, and (ii) up to $25,000,000 will be made available under a capital expenditures facility, at the Agent’s sole discretion.  Each advance under the Financing shall be subject to a 3% fee payable to the Agent, on behalf of the noteholders, and shall bear interest at the rate of 12% per annum, payable monthly in arrears. Any debt advanced to AAFG under the Financing that is subsequently advanced to Aemetis Inc. or its affiliates, must be guaranteed and secured by such recipients. AAFG will also grant the Agent an option to own 99% of the Goodland Plant (the “TEC Option”) at any time upon exercise at a nominal exercise price.  The TEC Option shall expire on the earlier to occur of: (a) 5 years from the Closing Date, or (b) shall automatically expire, if:

(i)	Aemetis Inc. guarantees all of the debt of AAFG under the Financing;
(ii)	AAFG repays at least 50% of its outstanding debt to the Agent and the noteholders under the Financing; or
(iii)
an EB-5 program application is filed for the benefit of AAFG with anticipated proceeds of at least $17,000,000.  For greater certainty, the EB-5 program application specified herein shall be separate and distinct from any EB-5 program application filed by Aemetis, Inc. for the benefit of itself or any of its affiliates (other than AAFG).

The Financing will contain usual and customary affirmative and negative covenants  for a Financing of this size, type and nature, including, without limitation, receipt by the Agent of an updated appraisal of the Goodland Plant from Natwick Associates Appraisal Services showing “as constructed” fair market value greater than 1.3 times the debt outstanding from AAFG by May 1, 2016.  Notwithstanding any other provision herein, failure to maintain the customary affirmative and negative covenants will not cause the automatic expiration of the TEC Option. The Financing will be subject to approval by the credit committee of the Agent, and subject to negotiation, execution and delivery of definitive financing documentation.

4.	Agreement of Purchase and Sale

Following the acceptance of the Letter of Intent, the Agent will promptly commence negotiations with the Purchaser with respect to a formal agreement of purchase and sale and the Financing (the "Definitive Agreement"). The Definitive Agreement shall contain such representations and warranties and covenants of each of the parties as are customary for an acquisition of this nature. The Purchaser agrees that the Transaction will be (i) on an “as is, where is” basis, (ii) without recourse to the Vendor, and (iii) the Purchased Assets will be free of liens other than customary permitted liens and encumbrances.

5.	Closing

Subject to satisfaction of the conditions contained herein and in the Definitive Agreement and all other agreements contemplated herein, the date of closing will occur on April 15, 2016 or on such earlier date as may be mutually agreed upon by the parties (the “Closing Date”).

6.	No-Shop Clause

The Vendor shall agree not to, through the later of: (a) the date on which either party delivers notice in writing to the other terminating negotiations regarding the Transaction, or (b) the Closing Date:

(a)	solicit any offers to buy, transfer or assign the Purchased Assets;

(b)	hold discussions with any party looking toward such an offer or solicitation; or

(c)	enter into any agreement with any party with respect to the sale of shares or material assets of Borrower, or with respect to any merger, consolidation, or similar transaction.

7.	Good Faith

The Vendor and the Purchaser shall proceed in good faith to negotiate, agree upon and enter into the Definitive Agreements embodying the terms and conditions contained in this letter and to consummate the closing of the Transaction pursuant thereto as promptly as practicable.

8.	Confidentiality

The existence and contents of this letter and any and all matters relating thereto shall be kept confidential by the parties hereto and shall not be disclosed, directly or indirectly, to any other person whatsoever, except that you may disclose this letter and the contents hereof (a) if compelled by applicable law or court order, and (b) to the respective officers, directors, employees and professional advisors (who are bound by duty of confidentiality) of the parties hereto as reasonably required on a confidential and need-to-know basis, in order to implement the transactions and activities contemplated herein.

9.	Expenses

The Purchaser shall pay all reasonable expenses incurred by the Agent and the noteholders, including reasonable fees, charges and disbursements of counsel in connection with the preparation, negotiation, execution, delivery and administration of this Letter of Intent and in connection with the consummation of the Transaction.

10.	Currency

Unless otherwise specified herein, all dollar amounts expressed herein are expressed in United States dollars.

11.	Governing Law

This letter shall be governed and construed in accordance with the laws of the Province of Ontario.

12.	No Assignment

This letter may not be assigned by any party hereto without the prior written consent of the other and is not intended to confer any benefits upon, or create any rights in favour of, any person other than the parties hereto.

13.	Counterparts

This letter may be executed in any number of counterparts (including by way of facsimile), each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

If this letter represents your understanding of our negotiations and is acceptable to you, would you please so indicate by signing the enclosed copy of this letter and returning it to our attention. Immediately thereupon, we will instruct our legal counsel to prepare the Definitive Agreement and all ancillary documents for your review.

The terms and conditions set forth in this letter will serve as the basis for further consideration and arrangement of the Transaction only if we receive from you a signed copy of this letter before 5:00 PM E.T. on March 10, 2016. The expenses, jurisdiction, confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive documentation shall be executed and notwithstanding the termination of the negotiations hereunder.

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Very truly yours,
THIRD EYE CAPITAL CORPORATION, as Vendor
Per:	/s/ Arif N. Bhalwani
Name:	Arif N. Bhalwani
Title:	Managing Director

Acknowledged and agreed to this 22nd day of March, 2016.

AEMETIS ADVANCED FUELS GOODLAND, INC., as Purchaser
Per:	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	Authorized Signatory

Schedule “A”

Description of Purchased Assets

Parcel No. 1

The East Sixty (E 60) acres of the Northwest Quarter (NW/4) of Section Twenty (20), Township Eight (8) South, Range Forty (40) West of the Sixth Principal Meridian, Sherman County, Kansas, LESS the following described tract:

Commencing at the Northwest Corner of said Section 20; thence N 89° 21' 43" E a distance of 1,650.67 feet; thence S 00° 05' 07" E a distance of 1,085.00 feet to the point of beginning; thence a distance of 470 feet East at a right angle to the aforementioned line; thence a distance of 470 feet South at a right angle to the aforementioned line; thence a distance of 470 feet West at a right angle to the aforementioned line; thence a distance of 470 feet North at a right angle to the aforementioned line to the point of beginning.

Parcel No. 2

All of Lots One (1), Two (2), Three (3), Four (4), Five (5), Eight (8), Nine (9), Ten (10), Eleven (11), Twelve (12), Thirteen (13), Sixteen (16), Twenty-four (24), Twenty-five (25), Twenty-six (26) of the Goodland Energy Center, a subdivision in the Northwest Quarter (NW/4) of Section Twenty (20), Township Eight (8) South, Range Forty (40) West of the Sixth Principal Meridian, Sherman County, Kansas.

Parcel No.3

The easement estate created by Water Line Easement dated June 13, 2006 between Lyle D. Chatfield and Brenda Chatfield, husband and wife, AND Goodland Energy Center, L.L.C., a Kansas limited liability company; filed June 14, 2006 at 11:20 AM; recorded in Book 143, Page 729; a perpetual easement to run with the land; covering the following described real estate:

A tract of land in the SW ¼, Section 18, Township 8 South, Range 40 West of the 6th Principal Meridian, Sherman County, Kansas, more particularly described as follows:

Beginning at the SW corner of said section; thence North a distance of 35' along the West line of said Section; thence East 35' parallel to the North right-of-way line of County Road 65. that being the Point of Beginning.

Thence East along the North right-of-way line of County Road 65 to a point 35' North of the SE corner of the SW ¼ of said section; thence North a distance of 25' along the East line of the SW ¼ of said section; thence West and parallel to the North right-of-way line of County Road 65 to a point on the East right-of-way line of County Road 13, 60' North and 35' East of the SW corner of said section; thence South along the East right-of-way line of County Road 13 a distance of 25' to the Point of Beginning

Parcel No.4

The easement estate created by Water Line Easement dated April 27, 2006 between Wilma Ann Reuter Revocable Trust AND Goodland Energy Center, L.L.C., a Kansas limited liability company; filed May 3, 2006 at 11:22AM; recorded in Book 142, Page 825; a perpetual easement to run with the land; covering the following described real estate:

A tract of land in Section Thirteen (13), Township Eight (8) South, Range Forty-one (41), West of the 6th  P.M., Sherman County Kansas, more particularly described as follows:

Beginning at the SE corner of said section; thence North along the East tine of said section a distance of 35' to a point on the County Right-of-Way line, the point of beginning; thence North a distance of 25' parallel to the East line of said section; thence West approximately 2,640' parallel to the South line of said section; thence South a distance, of 25' parallel to the West line of said section and to a point on the County Right-of-Way line; thence East approximately 2,640' parallel to the North line of said section to the point of beginning.

Parcel No. 5

The easement estate created by Water Line Easement dated June 14, 2006 between Alva Vandiver and Karen Vandiver, husband and wife, and Mike Vandiver AND Goodland Energy Center, L.L.C., a Kansas limited liability company; filed June 14, 2006 at 11:22 AM; recorded in Book 143, Page 730; a perpetual easement to run with the land; covering the following described real estate:

A tract of land in the SE ¼, Section Eighteen (18), Township Eight (8) South, Range Forty (40), West of the 6th P.M., Sherman County, Kansas, more particularly described as follows:

Beginning at the SE corner of said section; thence North a distance of35' along the East line of said Section; thence west a distance of 35' parallel to the North right-of-way line of County Road 65 to the Point of Beginning.

Thence West along the North right-of-way line of County Road 65 to a point 35' North of the SW corner of the SE ¼ of said section; thence North a distance of 25' along the West line of the SE ¼ of said section; thence East to a point 1,785' West and 60' North of the SE corner of said section; thence North a distance of 55' parallel to the East line of said section; thence East a distance of 950' parallel to the North right-of way line of County Road 65; thence South a distance of 55' parallel to the East line of said section; thence East on a line parallel to the North right-of-way line of County Road 65 to the West right-of-way line of County Road 14; thence South a distance of 25' along the West right-of-way line of County Road 14 to the Point of Beginning.

Parcel No. 6

The easement estate created by Easement dated November 21, 2005 between Ray T Isernhagen Family Revocable Trust dated November 10, 1988 AND Goodland Energy Center, L.L.C., a Kansas limited liability company; filed November 23, 2005 at 1:58 PM; recorded in Book 140, Page 212; a perpetual right to construct, operate and maintain underground pipelines; site of well location; covering the following described real estate:

A Tract of land in the Southwest Quarter (SW/4) of Section Thirteen (13), Township Eight (8) South, Range Forty-one (41) West of the Sixth Principal Meridian, Sherman County, Kansas, more particularly described as follows:

Beginning at the SW corner of said section; thence East along the South line of said section a distance of 1480' to the point of beginning;

Thence North 1,236' parallel to the West line of said section; thence West 225' parallel to the South line of said section; thence North 470' parallel to the West line of said section; thence East 470' parallel to the South line of said section; thence South 470' parallel to the West line of said section thence West 225' parallel to the South line of said section; thence South 1,236' parallel to the West line of said section; thence West 20' along the South line of said section to the point of beginning.

Parcel No. 7

The easement estate created by Water Line Easement dated August 14, 2006 between Ray T. lsernhagen Family Revocable Trust dated November 10, 1988 AND Goodland Energy Center, L.L.C., a Kansas limited liability company; filed August 15, 2006 at 1:02 PM; recorded in Book 144, Page 650; a perpetual easement to run with the land; covering the following described real estate:

A Tract of land in the Southwest Quarter (SW/4) of Section Thirteen (13), Township Eight (8) South, Range Forty-one (41) West of the Sixth Principal Meridian, Sherman County, Kansas, more particularly described as follows:

Beginning at the SW corner of said section; thence North a distance of 35' along the West line of said section; thence East a distance of 1,480' parallel to the North right-of-way line of County Road 65 to the point of beginning;

Thence East along the North right-of-way line of County Road 65 a distance of 1,160' parallel to the North right-of-way line of County Road 65; thence North a distance of 25' parallel to the East line of the SE/4 of said section; thence West a distance of 1,160' parallel to the North right-of-way line of County Road 65;

Thence South a distance of 25' parallel to the West line of said section to the point of beginning (hereinafter referred to as the “Real Property”).